Exhibit 99.1

Contacts:

Investors:	Media:
Patrick E. Flanigan III	Brian P. Gill
Vice President	Vice President
Investor Relations	Corporate Communications
(908) 673-9969	(908) 673-9530

Celgene Corporation Elects Mark Alles and Jacqualyn Fouse PhD

to its Board of Directors

SUMMIT, NJ – (February 11, 2016) – Celgene Corporation (NASDAQ: CELG) today announced the election of Mark Alles and Jacqualyn Fouse PhD to its Board of Directors.

Mr. Alles has been with Celgene since 2004, most recently serving as President and Chief Operating Officer (COO).  Effective March 1, 2016, Mr. Alles will be promoted to Chief Executive Officer, with Bob Hugin assuming the Executive Chairman role.  Before serving as President and COO, Mr. Alles led Celgene’s Hematology and Oncology franchise.  Dr. Fouse has been with Celgene since 2010, most recently serving as President of Celgene’s Hematology and Oncology franchise.  Effective March 1, 2016, Dr. Fouse will be promoted to President and COO.  Before serving as President of Celgene’s Hematology and Oncology franchise, Dr. Fouse served as Celgene’s Chief Financial Officer.

“Mark and Jackie are extremely accomplished leaders who bring a wealth of experience and judgment to our Board,” said Bob Hugin, Chairman and CEO of Celgene Corporation.  “Their strategic vision and knowledge of our business will be highly valued as we continue to guide Celgene’s future.”

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through next-generation solutions in protein homeostasis, immuno-oncology, epigenetics, immunology and neuro-inflammation. For more information, please visit www.celgene.com. Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn, FaceBook and YouTube.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words "expects," "anticipates," "believes," "intends," "estimates," "plans," "will," “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.